Exhibit 10.1

4040 Campbell Avenue, Suite 210, Menlo Park CA 94025

March 30, 2015

Dear Doug,

On behalf of Nevro Corp (the “Company” or “NEVRO”), we are very pleased to offer you the position of VP, Quality and Operations. This position reports to the Chairman and Chief Executive Officer. Your targeted start date with NEVRO will be April 1, 2015 or sooner. During the month of April, we are aware that you have an outside obligation of three days of which these days will be paid by Nevro.

This is an exempt position and your base salary is $24,250.00 per month (annualized at $291,000.00), payable in accordance with the Company’s standard payroll schedule for exempt employees. You will also be eligible for a performance based discretionary cash bonus up to 40%. The Company will recommend to the Board of Directors that they grant you a Stock Option grant of 36,500 shares. These stock options and the strike price are subject to approval by the Board of Directors. The Company’s Stock Incentive Plan (the “SIP”) provides for a four year vesting schedule under which, subject to your continuous service with the Company, your grant would vest 12/48th on the first anniversary of your employment and 1/48th of the total shares beginning in month 13 of your employment until fully vested on the fourth anniversary of your employment with NEVRO. In addition, Nevro will provide you with a one time sign-on bonus in the amount of $20,000, less applicable withholdings.

During the term of your employment, you will be eligible to participate in the Company’s standard benefits to include group life, group disability, medical, dental, and vision. All benefits and employee co-pay amounts are described in Nevro’s Benefits Overview/Employee Handbook, and are subject to change from time-to-time.

As a condition of employment with NEVRO, you will be required to sign a Proprietary Information and Inventions Agreement, which includes confidentiality and nondisclosure agreements and assignment to NEVRO of your inventions during employment involving products, procedures or processes with which you will be involved at NEVRO. You will also be required to sign an acknowledgement that you have read, understand, and will comply with our Code of Business Conduct and Ethics and its related Policies and Procedures.

Although we hope that your employment with NEVRO is mutually satisfactory, please note that your employment at NEVRO is “at will.” This means that you may resign from NEVRO at any time with or without cause, and NEVRO has the right to terminate your employment relationship with or without cause at any time. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.

Our offer is contingent on (a) a satisfactory background investigation including drug screening and satisfactory credit check investigation (if applicable), (b) your being able to deliver to NEVRO satisfactory evidence of identity and employment eligibility as required by Federal law on your start date and (c) your providing NEVRO with evidence satisfactory to NEVRO that you have no conflicting obligations to or agreements with any third parties that could (i) have an adverse impact on your ability to properly discharge your responsibilities to NEVRO or (ii) give rise to a third party claim to any intellectual property developed by NEVRO or by you on behalf of NEVRO during your employment with the Company.

We are very excited about the prospect of you joining NEVRO as a key member of our team. Your active involvement will be critical in ensuring that we are successful in building the company to the level of achievement which we know is possible.

We request that you indicate acceptance of our offer no later than Wednesday, April 1, 2015, by 12:00 pm at which time this offer will expire if not accepted. To accept our offer, please sign and date this letter below, retain one copy for your records and return the other copy.

Please feel free to call me at 650-433-3230 with any questions you may have.

Sincerely,

/s/ Michael DeMane

Michael DeMane

Chairman and Chief Executive Officer

Agreed to and Accepted:

/s/ Doug Alleavitch
Doug Alleavitch

Date:

April 2, 2015